Exhibit 10.7

[LETTERHEAD OF AMERICAN BANK]

November 9, 2004

Mr. David. H. Bowman
2732 Howard Grove Road
Davidsonville, Maryland 21035

Dear Mr. Bowman:

        This severance agreement and release (the "Severance Agreement") confirm that your employment with American Bank (the "Bank") and, as applicable, any affiliate of the Bank and the parent corporation of the Bank (together with the Bank, the "Bank Group") terminated as of August 20, 2004 (the "Termination Date").

        a.    Compensation.    Pursuant to this Severance Agreement, you shall receive from the Bank a cash payment of $60,255 payable to you in six, roughly equal, consecutive monthly payments (subject to applicable withholding taxes). Any compensation you may have been paid by the Bank relating to any period after the Termination Date shall be considered to have been paid pursuant to this Severance Agreement and shall reduce on a dollar-for-dollar basis the $60,255 cash payment due hereunder. You represent and warrant that from and after the date hereof, the Bank Group will have no liability or obligation to you in respect of any bonus, profit sharing, retirement or equity incentives or any cash or other benefits except as expressly set forth herein, in your stock option agreements, and 401(k) and other retirement plans.

        b.    Mutual releases.    The Bank Group releases you from any claims and demands of any kind whatsoever, in law or in equity, whether known or unknown, arising out of or related to your employment relationship any member of the Bank Group up to and including the Termination Date, other than under this Severance Agreement.

        You release each member of the Bank Group from any claims and demands of any kind whatsoever, in law or in equity, whether known or unknown, arising out of or related to your employment relationship with the Bank and the Company up to and including the Termination Date, other than under this Severance Agreement.

        c.    Disclosure.

        (1)   Except as provided by the following paragraph c (1), you agree not to disclose the terms of this Severance Agreement or the content of any discussions held in relation to this Severance Agreement, or to otherwise provide a copy of this Severance Agreement to anyone, except your immediate family, professional advisors and except as required by applicable law.

        (2)   You agree that you will provide a copy of this Severance Agreement, deleting if you so desire the amount of the Severance Payment, or an accurate written summary of the restrictive covenants, then still applicable, to any person, firm, company or corporation from whom you seek employment if that person, firm, company or corporation is a competitor of any member of the Bank Group. Alternatively, you may verbally notify any person, firm, company or corporation that employs you of the restrictive covenants of this Severance Agreement and return to the Bank the form of acknowledgement letter attached hereto as Exhibit A.

        d.    Non-solicitation and cooperation.

        (1)   Until August 19, 2005, you agree that you will not contact or solicit, whether personally or indirectly through agents or representatives, any employee of the Bank Group for the purpose of terminating his or her employment with any member of the Bank Group. For purposes of this paragraph d(1), employee shall include any employee who has performed any service or other work, and/or entered into a written agreement to so perform any service or other work, for any member of the Bank Group at any time within six months prior to the Termination Date. We agree that you may give an employment reference to a potential employer of an employee of the Bank Group who contacts you and asks for such a reference without violating this paragraph d(1).

        (2)   Until August 19, 2005, you also agree not to contact 3S/Real Pro Corp. or its president, Mr. Scott Steele, whether personally or indirectly through agents or representatives, with regard to the outsource processing and other operating agreements between 3S/Real Pro Corp and the Bank with regard to mortgage originations.

        (3)   Until February 19, 2005, you agree that you will not contact or solicit, whether personally or indirectly though agents or representatives, any current customer of the Bank Group for the purposes of soliciting, diverting, or taking away or attempting to so solicit, divert or take away from the Bank Group, the banking business of any customer of the Bank Group, other than R.A.M. Investing, LTD; provided, however, you may solicit the borrowing business of any current customer of the Bank Group if the Bank is unable to lend further to such customer as a result of the application of loan-to-one borrower or other similar regulatory restrictions.

        (4)   You also agree to cooperate with the Bank Group in connection with litigation to which any member of the Bank Group is a party on the Termination Date or to which it becomes a party if the claim underlying the litigation relates to a period of time in which the Bank employed you.

        e.    Breach of Covenants.

        (1)   You and the Bank hereby agree that this Severance Agreement shall be governed in accordance with the laws of the State of Maryland.

        (2)   You agree that if you should breach any of the restrictive covenants in this Severance Agreement, we may cease payment of the compensation required by paragraph a. hereof to the extent not already paid, you will repay on demand any compensation previously paid to you by the Bank hereunder and we may apply to any court of competent jurisdiction for the immediate entry of an order for injunctive relief retraining any actual or threated breaches or violations of such provisions.

        (3)   You and the Bank further agree that, for any reason, any of the restrictive covenants of this Severance Agreement should be held invalid or otherwise unenforceable, that the court shall construe the pertinent section(s) or provision(s) so as to allow its enforcement to the maximum extent permitted by applicable law.

        (4)   You represent to the Bank that the restrictions on your future business opportunities as provided in this Severance Agreement are fair and protect legitimate business interests of the Bank Group. You further represent that, even considering the restrictive covenants in this Severance Agreement, you expect to be able to earn a good and reasonable living from those activities, areas, and opportunities not restricted by this Severance Agreement.

        IN WITNESS WHEREOF, the parties hereto have executed this Severance Agreement as of the day and year first written above.

AMERICAN BANK
	By:	/s/ J.R. SCHUBLE, JR. Name: J.R. Schuble, Jr. Title: Chairman of the Board of Directors
Accepted and agreed as of the date first written above:
/s/ DAVID H. BOWMAN David H. Bowman

Exhibit A

[Letterhead of Employer]

[Date]

Mr. Phil Bowman
President and Chief Executive Officer
American Bank
12211 Plum Orchard Drive
Silver Spring, Maryland 20904

Dear Mr. Bowman:

        We have recently hired Mr. David Bowman, who formally was employed by American Bank. Mr. Bowman has informed us that he has entered into a severance agreement with American Bank which contains certain restrictive covenants. He has also asked us to send this acknowledgement letter to you so that you know that Mr. Bowman has fulfilled his responsibilities under the severance agreement to inform us of these restrictive covenants. Specifically Mr. Bowman has informed us that:

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  Until August 19, 2005, he is not able to contact any employee of American Bank or its affiliates for the purpose of terminating their employment with American Bank or any of its affiliates or to contact 3S/Real Pro Corp with regard to its operating agreements with American Bank or any of its affiliates; and

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  Until February 19, 2005, he is not able to solicit the banking business of any customer of American Bank or any of its affiliates. We understand, however, that this restriction does not apply to borrowers that American Bank or its affiliates may not longer lend to because of loan-to-one borrower or similar regulations.

Very truly yours
[Name of signatory]